September 14, 2004


Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.  20549

Dear Sirs/Madams:

We have read Item 4.01 of Gasco Energy, Inc.'s Form 8-K dated September 14, 2004, and have the following comments:

1. We agree with the statements made in the first four sentences of the first paragraph, and the statements made in the second and third paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the last two sentences of the first paragraph and the statements made in the fourth paragraph.



Yours truly,



/s/ DELOITTE & TOUCHE LLP


Denver, Colorado